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                                                                   EXHIBIT 99.1


                        [MICA NEWS BULLETIN LETTERHEAD]




FOR IMMEDIATE RELEASE
- ---------------------


                                              Contact:  Robert S. Muehlberg
                                                        President and
                                                        Chief Executive Officer
                                                        (619) 560-0110

                 MEDICAL IMAGING CENTERS OF AMERICA, INC. SIGNS
         AGREEMENT IN PRINCIPLE WITH DIAGNOSTIC IMAGING SERVICES, INC.
                    TO BE ACQUIRED FOR $11.50 CASH PER SHARE




        SAN DIEGO, CA -- June 18, 1996 -- MEDICAL IMAGING CENTERS OF AMERICA, INC. (OTC Bulletin Board/MIGA)

        Medical Imaging Centers of America, Inc. ("MICA") (OTC Bulletin Board/MIGA) announced today the signing of an agreement in principle to be acquired by Diagnostic Imaging Services, Inc. ("DIS") (OTC Bulletin Board/DIAM) in a transaction to be structured as a cash tender offer for any and all shares of common stock of MICA, followed by a cash merger of DIS or a wholly-owned subsidiary of DIS with MICA. Pursuant to the agreement in principle, each share of MICA common stock would receive $11.50 in cash under either the cash tender offer or the cash merger. The agreement in principle is non-binding and is subject to, among other things, the execution of a definitive agreement, satisfactory completion of due diligence, the availability of financing sufficient to consummate the transaction and a fairness opinion from MICA's financial advisor. Following the execution of a definitive agreement, the acquisition would be further subject to other customary closing conditions, including approval by the shareholders of MICA and, if required, of DIS. The Company plans to file promptly with the Securities and Exchange Commission a Form 8-K that will include the agreement in principle.

        As previously announced in March 1996, MICA commenced a process to sell or merge MICA in an effort to maximize shareholder value, as required by the Agreement of Compromise and Settlement between MICA and Steel Partners II, L.P. and its affiliates.

        Robert Muehlberg, chairman and chief executive officer of MICA commented, "We have conducted a thorough process to maximize the value of MICA's common stock. After reviewing a number of proposals, we have selected the offer from DIS because it provides MICA's shareholders with the best value for their investment."

        MICA owns and manages 17 diagnostic imaging centers and one radiation oncology center. MICA also provides outpatient diagnostic imaging services and medical equipment rentals to physicians, managed care providers and hospitals.